SCHEDULE 14A INFORMATION

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Dear 50/40/10 Shareholder,

We need your help. If you will take a minute or two right now, together we believe that we can significantly lower the actual operating expenses you effectively pay as an investor in our funds, while simultaneously making the SMI 50/40/10 Fund more convenient to purchase through the major broker platforms. But we can’t do this without your help, so please take a moment right now to take action as described below.

A vote is being held to merge the SMI 50/40/10 Fund into the SMI Conservative Allocation Fund. If approved, the end result will be that the Conservative Allocation strategy is dropped and replaced with the 50/40/10 strategy that is currently used by the SMI 50/40/10 Fund. The upside for you is that we expect the actual direct operating expenses you’ve experienced as an investor in the SMI 50/40/10 Fund will drop.

The way we see this as the investment adviser is that the only significant changes are that the Fund’s ticker will change from SMIRX to SMILX, and it will become available for purchase on most broker platforms, should you wish to buy it in other accounts you may have.

However, we need your vote of approval for this merger to happen.

Your Control Number(s) are:

XXXXXXXXX

Voting is very quick and simple. There are four ways to vote:

(Please note that we are encouraging you to vote FOR the merger proposal.)

1. Call (800) 829-6554 between 9AM -10PM EST and tell the Proxy Vote Representative your name and your vote (For, Against, or Abstain). This is the simplest, quickest and recommended method: in roughly one minute, you can vote all your shares (for all of your Control Numbers).

2. Go to: www.ProxyOnline.com and paste your control number(s) in the box and cast your vote. Please note: If you have more than one account (multiple Control Numbers listed above) then you will need to paste each Control Number in the box, one at a time, and vote for each one.

3. Touchtone Voting which is available any day or time at 888-227-9349. If using this method you will enter your control number on the telephone keypad and then vote 1=For, 2=Against, 3=Abstain. You will then be prompted to enter additional control numbers and vote them, if you have more than one account.

4. Mail in the ballot that you will receive in the mail shortly. This method is least preferred, since mail times are unpredictable and we need to have all of the votes counted by April 24th.

Note that if you vote using any of the first three methods, you can ignore and discard the ballot that arrives in the mail.

Thank you for your immediate attention to this matter! Working in partnership together, we can provide you with a less expensive fund that is more broadly available to you. Win – win!

Blessings,

Mark Biller

Sr. Portfolio Manager

The SMI Funds are distributed by Unified Financial Securities, LLC.

Excluding the effect of acquired fund fees and expenses, the current total operating expense ratio of the SMI Conservative Allocation Fund (SMILX) is 1.53%, and the current net operating expense ratio after contractual fee waivers and expense reimbursements is 1.16%. The Advisor contractually has agreed to waive its fee and/or reimburse expenses to the extent necessary to maintain Total Annual Fund Operating Expenses (excluding interest, taxes, brokerage commissions, other expenses which are capitalized in accordance with generally accepted accounting principles, extraordinary expenses, dividend expense on short sales, 12b-1 fees, and acquired fund fees and expenses) at 1.15% of the Fund’s average daily net assets through February 28, 2020. Including the effect of acquired fund fees and expenses, the current total and net operating expense ratios were 1.74% and 1.37%, respectively.

Excluding the effect of acquired fund fees and expenses, the current total operating expense ratio of the SMI 50/40/10 Fund (SMIRX) is 1.56%, and the net expense ratio after contractual fee waivers and expense reimbursements is 1.46%. The Advisor contractually has agreed to waive its fee and/or reimburse expenses to the extent necessary to maintain Total Annual Fund Operating Expenses (excluding interest, taxes, brokerage commissions, other expenses which are capitalized in accordance with generally accepted accounting principles, extraordinary expenses, dividend expense on short sales, 12b-1 fees, and acquired fund fees and expenses) at 1.45% of the Fund’s average daily net assets through February 28, 2019. Including the effect of acquired fund fees and expenses, the current total and net operating expense ratios were 2.22% and 2.12%, respectively.